Exhibit 99.1

NYSE: MMP

Date:	May 4, 2005

Contact:	Paula Farrell (918) 574-7650 paula.farrell@magellanlp.com

Magellan Midstream Partners Announces Secondary Offering of Common Units

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) announced the sale by Magellan Midstream Holdings, L.P. (“Holdings”), the owner of the partnership’s general partner, of 2.1 million common units representing limited partner interests in the partnership in a secondary public offering. Wachovia Capital Markets, LLC is acting as the sole underwriter of the offering.

The partnership will not receive any of the proceeds from this offering, and the partnership’s number of outstanding units will remain unchanged.

The underwriter will have the option to purchase up to 289,558 additional common units from Holdings to cover over-allotments, if any. If the underwriter exercises the over-allotment option, Holdings will continue to own 100% of the partnership’s general partner interest but will no longer hold any limited partner units.

This offering is made pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission. To obtain a copy of the prospectus supplement and related base prospectus for this offering, please contact Wachovia Capital Markets, LLC at 7 St. Paul Street, First Floor, Baltimore, Maryland 21202 or by telephone at (443) 263-6400.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.